Exhibit 10.28

BROKER AGREEMENT

THIS AGREEMENT (“the Agreement”) is made this 20th day of November, 2008, by and between GMAC Bank, a Utah state-chartered industrial bank (“GMACB”), GMAC Mortgage, LLC, a Delaware limited liability company (“GMACM”), and Ditech, LLC, a Delaware limited liability company (“Ditech”, and together with GMACM, the “Broker”).

RECITALS

1.	GMACB is engaged, among other things, in the business of originating, purchasing and selling residential mortgage loans.

2.	Broker, through its direct lending channel and through its “ditech” brand channel, is engaged, among other things, in the business of assisting prospective borrowers in obtaining residential first and second mortgage loan financing from lenders.

3.	The parties to this Agreement wish to establish an exclusive relationship whereby Broker will perform origination services and submit loan application packages for first and second lien 1-4 family residential mortgage financing (each, an “Application”) on behalf of Brokers’ customers (“Borrowers”) to GMACB for loan approval determination and possible funding by GMACB, and upon such terms and conditions as set forth in this Agreement and in the GMAC Bank Broker Lending Manual, product guidelines, rate sheets and written updates or bulletins provided by GMACB and amended from time to time (collectively the “Broker Manual”) which is made a part of this Agreement and incorporated herein as if set forth at length.

4.	GMACB and the Broker intend that this Agreement comply with the requirements of Sections 23A and 23B of the Federal Reserve Act, 12 U.S.C. §§221 et. seq. and its implementing regulation, 12 C.F.R. §§223.1 et. seq. (“Regulation W”).

5.	GMACB and the Broker agree that they are “affiliates” for purposes of Sections 23A and 23B of the Federal Reserve Act, as that term is defined in Regulation W Section 223.2.

6.	It is the intention of the parties to establish this Agreement to govern the respective rights, duties and obligations of the parties.

THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	TERM

A.	The term of this Agreement shall commence on the date set forth above and shall continue until terminated by either party (1) at any time upon delivery of thirty (30) days advance written notice to the other party; or (2) immediately upon giving written notice to the other party in the event of a breach by such other party of a representation or warranty contained in Sections 5.A. or 5.C., as applicable, of this Agreement. Termination shall not affect the obligations of either party with respect to Sections 6, 7, 9, and 14 and Exhibit B attached hereto.

B.	In addition, GMACB shall have the right to terminate this Agreement immediately by notice in writing to Broker in the event of any of the following:

1.	Broker defaults in any of its obligations under this Agreement or any other agreements between Broker and GMACB, and such default is not cured within thirty (30) business days after notice to Broker of such default;

2.	Broker fails to act in accordance with the terms and conditions of this Agreement and the Broker Manual;

3.	Broker shall initiate or suffer any proceedings of insolvency or reorganization under the bankruptcy code, or other federal or state receivership laws, or make any common law assignment for the benefit of creditors, or be unable to pay its debts as the same become due;

4.	Broker assigns or attempts to assign its rights and obligations hereunder;

5.	Broker by operation of law becomes unable to faithfully perform its duties pursuant to this Agreement;

6.	GMACB, or any of its affiliates, suffer any involuntary sale or execution upon any interest in any Loan brokered hereunder and such is the result of any act or omission on the part of Broker; or

7.	Broker fails to timely deliver to GMACB any documents required to be delivered from time to time.

C.	Termination shall not affect the obligations of Broker or GMACB with respect to any event occurring before termination. However, GMACB may refuse to close any Loan related to an Application registered by Broker prior to such termination if GMACB reasonably believes that there has been fraud or misrepresentation concerning such Loan or Application.

D.	Broker agrees that in the event of a breach by Broker of this Agreement or any other agreement between GMACB and Broker, or upon the default of Broker under any instrument payable to GMACB or upon failure of Broker to pay any amounts due GMACB, GMACB shall have the immediate right to set-off from and against any amounts otherwise due or payable to Broker.

2.	BROKERS’ SERVICES

In connection with submitting Applications to GMACB on behalf of prospective Borrowers, Broker agrees to provide the services specified in Exhibit A hereto and such other services as may be specified in writing by GMACB to Broker from time to time.

3.	LOAN APPLICATIONS

A.	Broker agrees that it will submit to GMACB completed Applications on behalf of prospective Borrowers for loans intended to be secured by a first or second mortgage (Deed of Trust) on improved 1-4 family residential property under such programs, terms, requirements and criteria as are set forth by GMACB from time to time (each, a “Loan”). All Applications submitted by Broker to GMACB pursuant to this Agreement shall conform to GMACB’s policies and procedures as established and as may be modified from time to time. GMACB shall periodically inform Broker of its eligibility criteria and registration procedures for the making of Loans based on factors such as the type of loan, loan limits, loan-to-value ratios, interest rates, points and fees, payment features, documentation requirements and credit standards. GMACB may also prescribe procedures for registration of Applications with GMACB, including, but not limited to, the procedure for locking-in the interest rate and/or points on loan requests. Broker shall obtain real estate appraisals only from those appraisers who are licensed or certified according to applicable State law requirements. All appraisals must meet secondary market requirements and in addition satisfy all requirements mandated by state and federal law, including without limitation, FIRREA, for the particular transaction. Broker shall strictly comply with GMACB’s loan application submission policies and procedures.

B.	Broker understands that Applications submitted to GMACB pursuant to this Agreement will be underwritten by GMACB in accordance with GMACB’s underwriting guidelines in effect at the time of such submission. Upon the acceptance of an Application by GMACB, Broker hereby assigns all of its right, title and interest in and to the Application to GMACB.

C.	Nothing contained in this Agreement shall be construed as creating any obligation of GMACB to accept and/or approve any Application submitted by Broker or to fund any Loan in connection with any Application submitted by Broker and for which no commitment exists. GMACB shall have no obligation or liability to Broker or any third party Borrower, for whom an application has been accepted by Broker, for refusing to approve a loan application.

D.	Broker shall not hold itself out to prospective Borrowers as having the authority to approve loan requests or to issue loan commitments on behalf of GMACB. Broker shall not represent that GMACB has approved or will approve any loan request until Broker is so informed by GMACB in writing.

E.	Broker may not make, close or commit to make or close any Loan on behalf of GMACB. All Loans to be made pursuant to this Agreement shall be made only after the prior written approval of GMACB is issued and thereafter shall be funded by and closed in the name of GMACB.

4.	BROKER COMPENSATION

In no event shall any compensation be paid to Broker by GMACB unless a Loan, for which a completed Application was submitted and Broker performed the services rendered as outlined in Exhibit “A”, is approved by GMACB and the Loan subsequently closes and funds. All compensation shall be disclosed on the Good Faith Estimate of closing costs form and the HUD-1/1A Settlement Statement in accordance with applicable law. GMACB shall be permitted to make adjustments to the compensation due Broker by GMACB in the event that GMACB determines, in its sole discretion, that the projected total amount of compensation to be received by Broker in the related Loan transaction would exceed that which is commensurate with the amount normally charged for similar goods, facilities and services keeping in mind the price structures and practices in similar transactions and in similar markets. At the time of application, in addition to any other form/agreement which may be required under applicable law, Broker shall enter into an agreement with Borrower disclosing the services to be provided by Broker and the nature of Broker’s relationship with GMACB. A copy of the executed agreement(s) between Broker and Borrower shall accompany each Application submitted to GMACB pursuant to this Agreement.

5.	REPRESENTATIONS & WARRANTIES

A.	Broker makes the following representations and warranties to GMACB as of (1) the date hereof; (2) the date any Application is submitted to GMACB; and (3) the date any related Loan is closed and funded by GMACB:

1.	LEGAL STATUS. Broker is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Broker is authorized to do business in each state where it conducts mortgage brokerage activity and, except as previously disclosed to GMACB, has all licenses, registrations, permits and approvals necessary to carry on its business as now being conducted and is presently and will continue to be in compliance with the laws of such state(s) and maintain in good standing all qualifications, licenses, approvals and registrations to the extent necessary to ensure the legality and enforceability of each Loan for which an Application is submitted by Broker to GMACB.

2.	LICENSE. Except as previously disclosed to GMACB, Broker is the holder of a valid lender, mortgage broker or other applicable license or licenses in jurisdictions where it currently originates loans and conducts business, which Broker shall maintain in good standing throughout the term of this Agreement, and is in compliance with any mortgage broker or other laws applicable to its activities under this Agreement.

3.	AUTHORITY. The execution and delivery of this Agreement by Broker and the performance by Broker of the obligations to be performed hereunder have been duly authorized by all necessary corporate action.

4.	LEGALITY. The execution and delivery of this Agreement by Broker and the performance by Broker of the obligations to be performed by Broker do not, and will not, violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Broker or of the articles of incorporation or by-laws of Broker.

5.	BINDING OBLIGATION. The Agreement when duly executed and delivered by Broker constitutes a legal, valid and binding obligation of Broker enforceable against Broker in accordance with its terms.

6.

NO SUITS. Except as previously disclosed to GMACB, There are no actions, suits, arbitration or legal, administrative or other proceeding or governmental investigation pending (including an investigation undertaken in response to an allegation of fraud by another lender or an investigation undertaken pursuant to a license revocation proceeding) or to the knowledge of Broker, threatened against or affecting Broker, or the properties of Broker before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Broker, would have a material adverse affect on the financial condition, properties, assets, business, operations or reputation of Broker.

7.	BUSINESS OPERATION. Broker has sufficient capital and net worth, typical of other similar mortgage brokers, to conduct the type of business for which it was created. Broker is staffed with its own employees to perform the services it provides and does not contract out services to another party except as disclosed to GMACB. Broker manages its own business affairs and actively competes for business in the market place.

8.	UNTRUE STATEMENT. To Broker’s knowledge, none of the representations, warranties or written statements made by Broker in this Agreement or in any document furnished or to be furnished by Broker to GMACB pursuant to this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state a material fact necessary to make the representation, warranty or written statement not misleading and shall immediately, upon learning of the existence of any false, fraudulent or erroneous information or statements, disclose such information to GMACB. For purpose of this Agreement, Broker will be deemed to have “Knowledge” of a particular fact or other matter if (a) the Broker is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conduct a reasonably comprehensive investigation regarding the accuracy of written statements made, documents furnished or to be furnished by Broker or the representations and warrantees contained in this Agreement.

B.	As to each Application, Broker represents and warrants to GMACB that, to Broker’s knowledge:

1.	Each document furnished to GMACB is complete and accurate and contains no misleading information, has been prepared and executed and copies delivered as required by law, and all signatures and initials therein are authorized and genuine;

2.	In the event the Application is approved and the Loan closes and funds, the Borrower shall have no claims or defenses to the Loan by reason of any act or omission of Broker or its directors, officers, employees, agents or contractors;

3.	Broker has no adverse information concerning the Borrower or the property securing such Loan that can reasonably be expected to cause any governmental, quasi-governmental or private institutional lender or mortgage insurer to regard the transaction as an unacceptable credit risk, cause any approved Loan to become delinquent or adversely affect the value or marketability of the Loan.

5.	All Applications submitted by Broker to GMACB fully comply in all respects with the requirements of this Agreement and the requirements of GMACB.

6.

Broker has complied with and all Loans have complied with all applicable federal, state and local laws, rules, and regulations, including without limitation, the Truth-In-Lending Act and Regulation Z thereunder; the Fair Credit Reporting Act; the Equal Credit Opportunity Act and Regulation B thereunder; the Real Estate Settlement

Procedures Act and Regulation X thereunder; and State and Federal Fair Lending and Fair Housing Regulations and all other applicable local, state and federal laws, rules and regulations including, but not limited to, all applicable predatory and abusive lending laws.

7.	In submitting Applications to GMACB, Broker shall not submit in any Application any false, fraudulent or erroneous information or statements, or omit any material fact necessary to make any statement or information included in the Application true, accurate and understandable. For purpose of this warranty, the term “submit” shall mean submitting an Application to GMACB (a) with false, fraudulent or erroneous information (i) with actual knowledge thereto; (ii) after failing to follow standard practices and procedures prevalent in the mortgage banking industry which, if followed, would have led to the discovery or disclosure thereof; or (iii) where such information was or should have been within the knowledge or control of Broker; or (b) containing an appraisal that contains false, fraudulent or erroneous information where such information was or should have been within the knowledge or control of Broker.

8.	Broker understands that GMACB is fully committed to the principle and spirit of providing full access to mortgage credit for all persons, regardless of race, color, religion, national origin, sex, age, handicap, familial status or marital status, the fact that part or all of the applicant’s income comes from public assistance or the fact that the applicant has in good faith exercised any right under the Consumer Credit Protection Act or any other prohibited basis (all such items individually referred to as a “Prohibited Basis”). Broker represents and warrants that it shall not refuse to accept an Application because of the location and/or age of the subject property, or in the case of a loan applicant or prospective loan applicant, vary the terms of the application procedure or refuse to accept an Application because of a Prohibited Basis.

9.	With respect to each Application delivered by Broker to GMACB for a loan intended to be insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA), that Broker: (A) is authorized under applicable FHA/VA regulations to originate an FHA or VA home mortgage loan; (B) has fully complied with all requirements, standards and guidelines under applicable FHA or VA regulations, as amended from time to time, pertaining to loan origination; and (C) has taken no action or failed to take any action, the effect of which would prevent FHA insurance or VA loan guaranty from being obtained or which would at any time invalidate, in whole or in part, the FHA insurance or VA loan guaranty on any submitted FHA/VA loan application which is subsequently approved, closed and funded by GMACB.

10.	No Application submitted by Broker shall constitute a Loan transaction which would be subject to coverage under the Home Ownership and Equity Protection Act (HOEPA) or Section 32 of Regulation Z of the Truth-in-Lending Act or which would otherwise be considered a “high rate” or “high cost” loan under applicable state law.

C.	GMACB makes the following representations and warranties to Broker as of (1) the date hereof; (2) the date any Application is received from Broker; and (3) the date any related Loan is closed and funded by GMACB:

1.	LEGAL STATUS. GMACB is an industrial bank, duly chartered, validly existing and in good standing under the laws of the State of Utah. GMACB is authorized to do business in each state where it conducts mortgage lending activity and has all licenses, registrations, permits and approvals necessary, or is exempt therefrom, to carry on its business as now being conducted and is presently and will continue to be in compliance with the laws of such state(s) and maintain in good standing all qualifications, licenses, approvals and registrations to the extent necessary to ensure the legality and enforceability of each Loan for which an Application is submitted by Broker to GMACB.

2.	LICENSE. GMACB is the holder of a valid lender, mortgage broker or other applicable license or licenses, or is exempt from such licensing, in jurisdictions where it currently originates loans and conducts business, which GMACB, if not exempt, shall maintain in good standing throughout the term of this Agreement, and is in compliance with any mortgage lender or other laws applicable to its activities under this Agreement.

3.	AUTHORITY. The execution and delivery of this Agreement by GMACB and the performance by GMACB of the obligations to be performed hereunder have been duly authorized by all necessary corporate action.

4.	LEGALITY. The execution and delivery of this Agreement by GMACB and the performance by GMACB of the obligations to be performed by GMACB do not, and will not, violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to GMACB or of the articles of incorporation or by-laws of GMACB.

5.	BINDING OBLIGATION. The Agreement when duly executed and delivered by GMACB constitutes a legal, valid and binding obligation of GMACB enforceable against GMACB in accordance with its terms.

6.	INDEMNIFICATION

In addition to any other rights and remedies that GMACB may have, Broker shall indemnify, defend and hold harmless GMACB and its affiliates and its directors, officers, agents, successors and assignees from and against any and all loss, damage, claims, liabilities, penalties, fines, actions, causes of action, judgments, costs and expenses of any nature, including reasonable legal fees, incurred or sustained by such indemnified parties, GMACB resulting from, relating to or arising out of (A) Brokers’ breach of any representation, warranty or covenant in this Agreement; or (B) Brokers’ failure to perform any obligation set forth in this Agreement. The rights and obligations set forth in this paragraph shall survive any expiration or termination of this Agreement.

If any Application submitted by Broker to GMACB under this Agreement results in a Loan that is approved by GMACB but ultimately rescinded pursuant to the Truth-in-Lending Act, applicable regulations, or any state law, Broker will refund to the rescinding Borrower any and all broker fees received from Borrower. Notwithstanding anything to the contrary, GMACB shall have no obligation to fund any Loans that do not strictly comply with GMACB guidelines, applicable federal state and local laws, the terms of this Agreement or Broker Manual.

7.	RIGHT TO CURE; REPURCHASE

A.	In addition to other rights and remedies that Broker or GMACB may have, upon discovery by either Broker or GMACB of any breach of any representation, warranty or covenant of this Agreement, the party discovering the breach shall promptly notify the other. Except as provided in Section 7.B. below, within thirty (30) days after discovery by or notice to a party of any breach, such party shall promptly cure such breach to the reasonable satisfaction of the other party.

B.	In the event of a breach of representation, or warranty, contained in Section 5 (A) or in Sections 5 (B) (5), 5(B) (6) and 5(B) (7) of the Agreement, if in the reasonable judgment of GMACB the breach cannot be cured within such thirty (30) day time period, Broker shall purchase such Loan at a price equal to the greater of (1) the original principal amount of the Loan, less any principal reduction plus all accrued but unpaid interest on the principal balance of the Loan from the date of funding by GMACB through and including the first day of the month following the month of repurchase; or (2) the amount GMACB must pay on a repurchase of the Loan from a subsequent purchaser or investor.

8.	RELATIONSHIP

Nothing contained in this Agreement or in oral discussions between the parties shall be deemed to create, nor shall this Agreement be construed so as to create, a joint venture, partnership, or employment relationship between Broker and GMACB. Broker shall conduct its business under its own name as an independent contractor, and is hereby expressly prohibited from holding itself out as a representative or employee of GMACB. Broker shall have no authority to sign any document of any type on behalf of GMACB or to make any commitments on behalf of GMACB; provided, however, that Broker is specifically authorized by GMACB to issue and/or provide a rate lock agreement to any Borrower with whom GMACB has agreed to lock-in an interest rate on a Loan, such rate lock agreement to accurately reflect the locked-in interest rate. Broker is specifically prohibited from using GMACB’s name in any form of advertising without GMACB’s prior written consent. Notwithstanding the foregoing, Broker may use GMACB’s name in any form of advertising without prior written consent for the purpose of identifying GMACB and Broker as affiliates or as part of the GMAC Financial Services family of companies.

9.	CONFIDENTIAL INFORMATION

A.

For the purpose of this Section, the “Discloser” is the party disclosing its Confidential Information and the “Recipient” is the party receiving and/or accessing Confidential Information. Broker and GMACB each agree that any information and documents that are furnished for the purposes of performing under this Agreement or that are produced or come to the attention of either party are proprietary to the disclosing party and shall be used only for the purposes of this Agreement. This information includes, without limitation: the terms of this Agreement, technical specifications and operating manuals, services and information concerning current, future, or proposed products and services; product and services descriptions; financial information; information related to mergers or acquisitions; passwords and security procedures; computer programs, software, and software documentation; customer and/or prospective client lists, mortgage loan files, and all other information relating in any way to the customer and/or prospective client; printouts; records; policies, practices and procedures; and any or all other information, data or materials relating to the business, trade secrets and technology of either party, its customers, clients, employees, business affairs, affiliates, subsidiaries and the affiliates of its parent organization (all of the foregoing collectively referred to as “Confidential Information”). Broker may require that any representative, agent or subcontractor of GMACB shall enter into a non-disclosure agreement with Broker to protect the Confidential Information of Broker, and GMACB shall comply with such request. If and to the extent such Confidential Information consists of information related to Discloser’s customers, including without limitation any “nonpublic personal information” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138), as amended from time to time (the “GLB Act”) and regulations promulgated thereunder in any form, whether or not owned or developed by the Discloser (collectively “Nonpublic Personal Information”), the requirements set forth in Exhibit B, Confidentiality, Non-Disclosure and Security Requirements, attached hereto and incorporated herewith, shall apply to such Nonpublic Personal Information in addition to the provisions of this Section 9. In the event of a conflict between the provisions set forth in Exhibit B and those set forth herein, the provisions set forth in Exhibit B shall control for such Nonpublic Personal Information.

B.	Each party shall maintain the Confidential Information of the other in confidence using the same care and discretion to avoid disclosure of Confidential Information as it uses to protect its own confidential information that it does not want disclosed. Each party further agrees to restrict disclosure of Confidential Information of Discloser solely to (i) persons who need to know the Confidential Information to perform under this Agreement, all of whom shall be under a written obligation of confidentiality, which is no less stringent that those set forth herein, and (ii) regulators and auditors. Recipient agrees that it shall remain fully responsible for any disclosure of Confidential Information. Each party shall, as soon as reasonably practicable, notify the other party of any unauthorized possession, disclosure, use or knowledge, or attempt thereof, of the other party’s Confidential Information of which it becomes aware, including any material breach of security on a system, LAN or telecommunications network that contains, processes or transmits Confidential Information. Each party shall, as soon as reasonably practicable, furnish to the other full details of the unauthorized possession, disclosure, use or knowledge, or attempt thereof, and use reasonable efforts to assist the other in investigating or preventing the recurrence of any unauthorized possession, disclosure, use or knowledge, or attempt thereof, of the other party’s Confidential Information.

C.	The obligations imposed under this Agreement shall not apply to Confidential Information that is (a) made public by Discloser, (b) generally available to the public other than by a breach of this Agreement by Recipient, its employees, agents or contractors, and/or (c) rightfully received from a third person having the legal right to disclose the Confidential Information free of any obligation of confidence. In the event that Recipient, or any of such party’s agents, contractor’s or employees, becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil or criminal investigative demand or similar process) to disclose any Confidential Information of Discloser, such Recipient shall provide prompt prior notice to Discloser so that it may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, or that Discloser waives compliance with the provisions of this Section 9, the Recipient will furnish only that portion of the Confidential Information that is legally required and will exercise reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information.

D.

Each party acknowledges and agrees that any breach or threatened breach of any of the provisions of this Section 9 by the other party will result in immediate and irreparable harm and that any remedies at law in such event will be inadequate. The parties agree that such breaches, whether threatened or actual, will give Discloser the right to terminate this Agreement immediately and obtain injunctive relief to restrain such disclosure or use. This right shall, however, be in addition to and not in lieu of any other remedies at law or in equity.

E.	Upon termination of the Agreement, all copies of the Confidential Information will either be destroyed or returned to Discloser immediately upon Discloser’s request. Notwithstanding anything to the contrary contained herein, Broker shall in no event have any obligation hereunder to destroy mortgage loan files or any documents related thereto.

F.	The provisions of this Section 9 shall survive the termination or expiration of this Agreement.

10.	BINDING NATURE AND ASSIGNMENT

Broker shall not assign this Agreement or any of its rights hereunder. Neither shall Broker delegate any duty hereunder without the prior written consent of GMACB. Broker acknowledges that GMACB may assign any or all of its right under this Agreement and/or the related documents to any of its affiliates upon ten (10) days notice to Broker. Subject to the foregoing restriction, this Agreement shall be binding on the parties and their respective successors and assigns.

11.	NOTICES OF CERTAIN MATTERS

Broker shall promptly give written notice to GMACB of (A) the occurrence of any breach of a representation or warranty as set forth in Section 5 of this Agreement; (B) any event or condition which could have a material adverse effect on the business, operations, assets or financial condition of Broker; and (C) receipt by Broker of notice from any agency or regulatory authority concerning revocation or suspension of Brokers’ license to conduct business.

GMACB shall promptly give written notice to Broker of (A) the occurrence of any breach of a representation or warranty as set forth in Section 5 of this Agreement; (B) any event or condition which could have a material adverse effect on the business, operations, assets or financial condition of GMACB; and (C) receipt by GMACB of notice from any agency or regulatory authority concerning revocation or suspension of GMACB’s license to conduct business.

GMACB may amend or supplement the Broker Manual from time to time, at its sole discretion, by furnishing amendments or supplementary matter to Broker electronically, by posting these items on its internet website www.gmacbankcorrespondent.com.

12.	NOTICES

Wherever under this Agreement one party is required or permitted to give notice to the other, such notice shall be deemed to have been given and received only (A) upon delivery, if personally delivered to a party; (B) one business day after the date of dispatch, if by facsimile signature (and confirmed promptly by telephone) with a hard copy sent by regular mail; (C) one business day after deposit, if delivered by a nationally recognized courier service offering guaranteed overnight delivery; or (D) upon receipt if sent by registered or certified mail (return receipt requested), postage prepaid, and addressed as follows:

If To GMACB:

GMAC Bank

1100 Virginia Drive

Fort Washington, PA 19034

Attn: Chief Operating Officer

FAX: 215-682-1770

With copies to:

GMAC Bank

1100 Virginia Drive

Fort Washington, PA 19034

Attn: Wholesale Mortgage Lending, Credit Risk Department

FAX: 215-            -

and

GMAC Residential Holding Corp.

1100 Virginia Drive

Legal Staff/190-FTW-L95

Fort Washington, PA 19034

Attn: General Counsel

If To Broker:

GMAC Mortgage, LLC

1100 Virginia Drive

Fort Washington, PA 19034

Attn: EVP, Consumer Lending

FAX: 215-734-8812

13.	WAIVER

No waiver of any provision of this Agreement, whether by conduct or otherwise, shall be deemed or shall constitute a waiver of any other provision. No waiver shall be binding unless executed in writing by the party making the waiver. A waiver by either of the parties of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant contained in this Agreement. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

14.	SEVERABILITY

If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objective. If the remainder of this Agreement shall not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

15.	LEGAL FEES

If any action at law or in equity is brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable legal fees, in addition to any other relief to which it may be entitled.

16.	ENTIRE AGREEMENT

This Agreement, together with Broker Manual, as same may be amended from time to time, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings. No supplement, modification or amendment, other than any supplement modification or amendment to the Broker Manual, shall be binding unless executed in writing by the parties.

17.	GOVERNING LAW

The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties hereunder shall be governed by the laws of the State of Delaware without regard to any principles of conflicts of laws.

18.	COUNTERPARTS

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

19.	HEADINGS

The headings of the various sections of this Agreement are for reference purposes only, do not affect the meaning or construction of this Agreement, and shall not be deemed to be a part of this Agreement.

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SIGNATURE PAGE IMMEDIATELY FOLLOWS

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed this Agreement effective as of the date first written above.

GMAC BANK		GMAC MORTGAGE, LLC

By:	/s/ Albert J. Celini	By:	/s/ Jim Ferriter
Name:	Albert J. Celini	Name (typed):	Jim Ferriter
Title:	VP, Assistant Secretary	Title:	EVP, Consumer Lending

DITECH, LLC

By:	GMAC Mortgage, LLC, its managing member

By:
	Name:	Jim Ferriter
	Title:	EVP, Consumer Lending

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EXHIBIT A

In connection with submitting completed Applications to GMACB for loan approval consideration, Broker agrees to provide the following services:

1.	In meeting with a prospective loan applicant for mortgage loan financing (the “Applicant”), Broker will educate the Applicant about the home buying and financing process. In addition, Broker will advise the Applicant about the different types of GMACB loan products available, and demonstrate how closing costs and monthly payments would vary under each product;

2.	Broker will analyze the Applicant’s income and debt and pre-qualify the Applicant to determine the maximum mortgage that the Applicant may be able to afford;

3.	Broker will assist the Applicant in selecting a GMACB loan program that suits his/her individual needs;

4.	To the extent that the Applicant expresses interest in a GMACB loan program, Broker will discuss with the Applicant the general underwriting ratios of GMACB as well as the general property underwriting guidelines of GMACB;

5.	After providing such counseling and pre-qualification services, in the event the Applicant wishes to submit a formal loan request to GMACB for mortgage loan financing, Broker will assist the Applicant in completing an Application. In the case of an Application taken by telephone or received by mail, Broker will verbally verify all information disclosed on the Application with the Applicant prior to submitting the Application file to GMACB;

6.	Broker will collect financial information (e.g. tax returns, bank statements. pay stubs, etc.) and such other related documents that are required by GMACB as part of the loan application process. In the event such information is not available at time of application, Broker will work diligently with the Applicant to obtain such information and promptly forward the material onto the processing unit of GMACB;

7.	Broker will discuss GMACB’s lock-in procedures and options available to the Applicant;

8.	Broker will comply with all Federal and State laws as they pertain to required disclosures and timing of such disclosures including but not limited to following: (because laws may change)

A.	Broker will provide Applicant with a copy of the U.S. Department of Housing and Urban Development’s booklet “Settlement Costs” and a properly completed Good Faith Estimate within three (3) business days after the loan application is received or prepared in full compliance with the requirements of the Real Estate Settlement Procedures Act (“RESPA”) and its implementing regulation, Regulation X;

B.	Broker will provide Applicant with a properly completed Truth in Lending Disclosure Statement within three (3) business days after the Application is received or prepared in full compliance with the requirements of the Truth in Lending Act and its implementing regulation, Regulation Z;

C.	In the event Applicant expresses interest in applying for an adjustable rate mortgage loan, at the time the application form is provided or before the Applicant pays a non-refundable fee, whichever is earlier, Broker will provide Applicant with a copy of the Federal Reserve Board’s booklet entitled “Consumer Handbook on Adjustable Rate Mortgages” and a loan program disclosure for each adjustable rate mortgage loan program for which the Applicant expresses an interest; and

D.	Broker will provide the Affiliated Business Arrangement disclosure in full compliance with the requirements of RESPA and Regulation X.

9.	Broker will order a property appraisal report (“Appraisal”). With regard to ordering Appraisals, (A) Broker shall order Appraisals from a GMACB designated appraiser or (B) GMACB specifically authorizes Broker to be responsible for selecting and retaining the appraiser, who shall be licensed or certified according to applicable State law requirements;

10.	Broker will initiate and order all necessary processing related verification forms, including verifications of employment and deposit;

11.	Broker will initiate and order requests for mortgage and other loan verifications;

12.	Broker will initiate and order all necessary inspections or engineering reports.

13.	Broker will assist the Applicant in understanding and clearing credit problems;

14.	Broker will order necessary legal documents;

15.	Broker will order life-of-loan flood certification covering the subject property from a GMACB approved settlement service provider;

16.	Broker will process the Application in accordance with GMACB’s processing guidelines as established and as may be modified by GMACB from time to time.

17.	Broker will provide the completed Application to GMACB for underwriting. The Application shall contain the completed loan application form, copies of all disclosures delivered to the Applicant, all completed processing related documentation and a detailed Transmittal Summary (1008) identifying specifics of the transaction including, but not limited to, the requested loan program, requested loan amount, lock-in information, fees, identification of property, subdivision, credit report, property appraisal report, etc.;

18.	Broker will maintain a “conversation log” to document all contact with the Applicant from the date of application through the date of loan closing;

19.	Broker will maintain regular contact with the Applicant, GMACB, realtors and all parties involved in the transaction between application and closing to apprise them of the status of the Application and to gather any additional information as needed to assist GMACB in underwriting and, if approved, closing and funding the loan; and

20.	In the event of loan approval, Broker will assist GMACB in coordinating the loan closing and obtaining any documents which may be required by and its secondary market investors and applicable federal, state, and local laws.

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EXHIBIT B

CONFIDENTIALITY, NON-DISCLOSURE AND SECURITY REQUIREMENTS

The Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138), as amended from time to time (the “GLB Act”) and the regulations promulgated thereunder impose certain obligations on financial institutions with respect to the confidentiality and security of the customer data of such financial institutions. This Exhibit B to the Broker Agreement sets forth the Confidentiality, Non-Disclosure and Security requirements for confidential information related to customers, including without limitation any “nonpublic personal information” as defined under the GLB Act and regulations promulgated thereunder.

1.	Confidential Information.

1.1	For the purpose of this Agreement, the “Discloser” is the party disclosing its Confidential Information and the “Recipient” is the party receiving and/or accessing Confidential Information.

1.2	For the purposes of this Agreement, “Confidential Information” shall mean all information related to customers, including without limitation any “nonpublic personal information” as defined under the GLB Act and regulations promulgated thereunder in oral, demonstrative, written, graphic or machine-readable form, whether or not owned or developed by the Discloser.

2.	Disclosure and Protection of Confidential Information.

2.1	Discloser warrants that their disclosure of Confidential Information to Recipient is in accordance with applicable state and federal laws and the Discloser’s own privacy policy.

2.2	Recipient agrees not to use Confidential Information for any purpose other than the fulfillment of Recipient’s obligations to the Discloser. Recipient shall not disclose, publish, release, transfer or otherwise make available Confidential Information in any form to, or for the use or benefit of, any third party without Discloser’s prior written consent. Recipient shall, however, be permitted to disclose relevant aspects of the Confidential Information to its employees, agents and subcontractors to the extent that such disclosure is reasonably necessary for the performance of its functions and/or contractual duties and provided that such disclosure is not prohibited by the GLB Act, and the regulations promulgated thereunder or other applicable law. Recipient agrees that it will not use non-public personal information about Third Party Originator’s customers in any manner prohibited by the GLB Act. Recipient agrees that it shall remain fully responsible for any disclosure as set forth in the preceding sentence. Recipient further agrees to advise Discloser promptly in writing of any misappropriation, or unauthorized disclosure or use of Confidential Information that may come to the attention of Recipient, and to take all steps reasonably requested by Discloser to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use. If the GLB Act or other applicable law now or hereafter in effect imposes a higher standard of confidentiality and/or protection to the Confidential Information, then such standard shall take precedence over the provisions of this Section.

2.3	Recipient will make no more copies of the Confidential Information than is necessary for Recipient’s use. All copies made, in any medium whatsoever, shall be covered by the terms and conditions of this Agreement.

2.4	Each party shall develop, implement and maintain a comprehensive information security program (the “Security Program”) to protect Confidential Information that includes administrative, technical and/or physical safeguards appropriate to such party’s size and complexity and the nature and scope of its activities in compliance with the GLB Act and regulations promulgated thereunder. The objective of each such Security Program shall be to (i) insure the security and confidentiality of Confidential Information, (ii) protect against any anticipated threats or hazards to the security or integrity of Confidential Information that could result in substantial harm or inconvenience to any customer, and (iii) have a program to respond to a security breach and to notify its customers affected by the breach where required by law or regulation.

2.5	Recipient will ensure that any third party to whom it transfers Confidential Information enters into an agreement to protect the confidentiality and security of Confidential Information in a manner no less stringent than required by this Agreement.

2.6	Upon request, a party shall provide to the other party information such as audits or summaries of test results demonstrating the effectiveness of its Security Program.

3.	Return of Materials.

3.1	All Confidential Information, including copies thereof, shall be promptly returned to Discloser upon request, except that copies may be retained, if required, for legal or financial compliance purposes.

3.2	Upon termination or expiration of the business relationship and/or Contract, all Confidential Information, including copies thereof, shall be promptly returned to such party or destroyed, except that copies may be retained, if required, for legal or financial compliance purposes and the terms and conditions of this Exhibit shall continue to apply for the period such information is retained, notwithstanding any termination or expiration of the Agreement.

3.3	Recipient shall implement and monitor procedures to comply with Fair and Accurate Credit Transactions Act of 2003 (Public Law 108-159, 111 Stat. 1952), as amended from time to time (the “FACTA”) and implementing regulations concerning the safeguarding and disposal of Confidential Information. Such policies and procedures shall include, but are not limited to, destroying records and files containing Confidential Information. All such paper records will be shredded and all electronic or digital records and files will be erased or otherwise rendered unreadable in a way that prevents records and files from being practically read or reconstructed. Recipient will provide Discloser with all information that Discloser reasonably requests regarding the disposal of records and files containing Confidential Information including, but not limited to, relevant portions of Discloser’s information security policies and procedures.